Exhibit (a)(1)(E)

RECEIPT FOR ONLINE SUBMISSION OF NOTICE OF WITHDRAWAL

OF OPTIONS PREVIOUSLY TENDERED FOR EXCHANGE

PURSUANT TO THE OFFER TO EXCHANGE DATED AUGUST 16, 2006

If you previously elected to exchange eligible options for restricted stock rights by submitting an Election Form and you would like to withdraw your election to exchange one or more of your eligible option grants, you must notify us of your withdrawal before 9:00 p.m., U.S. Pacific Time, on the expiration date, which is currently September 15, 2006.

To submit a withdrawal, you will need to “Withdraw” your election for each stock option grant that was previously accepted before the expiration date deadline. Proceed to the page titled “Eligible Options” which is accessible through the “EA Stock Option Exchange Offer” intranet portal website we have established for this offer, which is available at http://stock.ea.com/Stock/Exchange/.

EA’s Stock Administration Department must receive your election to withdraw before 9:00 p.m., U. S. Pacific Time, on September 15, 2006, unless the offer is extended, in which case this Notice of Withdrawal must be received before the extended expiration of the offer.

You may confirm that your online Notice of Withdrawal submission has been received by calling Stock Administration at +1 (650) 628-2600 (extension 82600) or sending an email to StockAdministration@EA.com. EA’s Stock Administration Department intends to electronically confirm receipt of your Notice of Withdrawal within three business days of its submission. If you do not receive confirmation of our receipt, it is your responsibility to ensure that we have properly received your Notice of Withdrawal.

If you have questions regarding the withdrawal of your election, please telephone Stock Administration at +1 (650) 628-2600 (extension 82600) or send an email to StockAdministration@EA.com.

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From: [Employee Name]

ID: [Employee ID]

To: Electronic Arts Inc.

I previously received the Offer to Exchange dated August 16, 2006, an Election Form, the form of Restricted Stock Agreement if I am an employee subject to income taxation in Canada or the United States or the form of Restricted Stock Unit Agreement if I am an employee who is not subject to income taxation in Canada or the United States (the applicable form being referred to herein as the “Agreement”) and the 2000 Equity Incentive Plan (the “2000 Plan”). Except where it is necessary to differentiate between two types of awards, we refer to both shares of restricted stock and restricted stock units collectively as “restricted stock rights.”

I completed and submitted the Election Form, thereby electing to exchange one or more of my eligible option grants for restricted stock rights of Electronic Arts. I now wish to withdraw one or more of my tendered options from the offer. I understand that by completing and submitting this Notice of Withdrawal pursuant to the procedure described in Part III, Section 5 of the Offer to Exchange and the instructions above, I will be withdrawing my election with respect to all eligible options listed in Annex A I have indicated by checking “Withdrawn”.

By withdrawing my election, I understand that I will not receive any restricted stock rights for, and will continue to hold, the options withdrawn from the offer, which will continue to be governed by the terms and conditions of the applicable existing stock option agreement(s) between Electronic Arts and me.

I understand that if I wish to change this withdrawal of my tendered options and once again accept the offer for any options that I have withdrawn, I must submit a new Election Form prior to the expiration of the offer.

ANNEX A

NOTICE OF WITHDRAWAL

OF OPTIONS PREVIOUSLY TENDERED FOR EXCHANGE

PURSUANT TO THE OFFER TO EXCHANGE DATED AUGUST 16, 2006

Employee Name: [Employee Name]

Employee ID: [Employee ID]

Grant Number	Outstanding Stock Options	Exchange Ratio	Number of Restricted Stock Rights	Withdrawn (Yes/No)

I have completed this Notice of Withdrawal exactly as my name appears on my original Election Form.

Name Printed	Date and Time